Exhibit 99.1

K-Swiss Reports First Quarter Results

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--May 3, 2012--K•Swiss Inc. (NASDAQ: KSWS) today announced results for the first quarter ended March 31, 2012. The operations of FORM Athletics are accounted for as a discontinued operation in the Company’s financial results and are excluded from futures orders data for the prior-year periods.

Financial Results

Net loss for the first quarter of 2012 was $6,706,000, or $0.19 per diluted share, compared with a net loss of $9,842,000, or $0.28 per diluted share, for the prior-year period.

For the first quarter of 2012, total worldwide revenues decreased 4.3% to $69,302,000 compared with $72,441,000 in the prior-year period. Domestic revenues decreased 33.5% to $20,796,000 in the first quarter, and international revenues increased 17.8% to $48,506,000 for the same period.

Futures Orders

Worldwide futures orders with start ship dates from April to September 2012 decreased 32.0% to $71,546,000 at March 31, 2012, from $105,147,000 the previous year. Domestic futures orders decreased 54.0% to $21,669,000 at March 31, 2012, from $47,155,000 the previous year. International futures orders decreased 14.0% to $49,877,000 at March 31, 2012, from $57,992,000 the previous year.

Steven Nichols, Chairman of the Board and President, stated, “We have much work to do in reversing our overall backlog trend and the domestic business. Our focus initiatives for 2012 are addressing these trends with the launch of Clean Classics later in the year along with the appropriate marketing support. I’m pleased with the continued improvement with Palladium as well as the new distributor agreement in Korea that should provide for a total of six new stores in relatively short order.”

2012 Guidance

For 2012, the Company is presently forecasting full year consolidated revenues to be approximately $225 million to $240 million. Consolidated gross margin is expected to be approximately 37% to 39%. Selling, general and administrative expenses are expected to be about $107 to $109 million.

Investor Conference Call and Web Simulcast

K•Swiss will conduct a conference call on its first quarter 2012 results today, at 11:00 a.m. ET. The number to call for this interactive teleconference is (212) 231-2901. A replay of this conference call will be available until May 10, 2012, by dialing (402) 977-9140 and entering the passcode, 21575275.

The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K•Swiss’ quarterly conference call will be available online at www.streetevents.com and www.earnings.com today, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through May 10, 2012.

Founded more than forty years ago in Van Nuys, California, K•Swiss introduced the first all-leather tennis shoe, the K•Swiss “Classic” in 1966. Since its inception, K•Swiss has rooted itself in California Sport with an aim to be the most inspiring and innovative sports brand in the market. Today the Company offers performance and lifestyle footwear and apparel for several categories under its California Sports umbrella including Tennis Heritage, California Fit (Running, Triathlon and Fitness) and California Youth. K•Swiss also designs, develops and markets footwear under the Palladium brand. For more information about K•Swiss, visit www.kswiss.com.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, and the Company’s ability to reduce the Company’s operating losses and inventory levels, industry trends, merchandise trends, including market acceptance of the Company’s product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a deepening of the current worldwide recession. A complete description of these factors, as well as others which could affect the Company's business concerns related to the Company’s liquidity is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended March 31, 2012, which is currently on file with the SEC. Futures orders as of any date, represents orders scheduled to be shipped within the next six months. Futures orders as of a certain date do not include orders scheduled to be shipped on or prior to that date. The mix of “futures” and “at-once” orders can vary significantly from quarter to quarter and year to year and, therefore, “futures” are not necessarily indicative of revenues for subsequent periods.

K•Swiss Inc. Consolidated Statements of Loss
(In thousands, except earnings per share data)

	Three Months Ended
	March 31,
	2012	2011
	(unaudited)
Revenues	$69,302	$72,441
Cost of goods sold	43,077	43,919
Gross profit	26,225	28,522
Selling, general and administrative expenses	31,408	39,553
Operating loss	(5,183)	(11,031)
Other income	-	3,000
Interest expense, net	(695)	(61)
Loss before income taxes and discontinued operations	(5,878)	(8,092)
Income tax expense	905	524
Loss from continuing operations	(6,783)	(8,616)
Income/(Loss) from discontinued operations, less applicable income tax	77	(1,226)
Net loss	$(6,706)	$(9,842)
Basic loss per share	$(0.19)	$(0.28)
Diluted loss per share	$(0.19)	$(0.28)
Weighted average number of shares outstanding
Basic	35,601	35,391
Diluted	35,601	35,391

K•Swiss Inc. Condensed Balance Sheets
(In thousands)

	March 31,
	2012	2011
ASSETS	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$29,291	$31,716
Restricted cash and cash equivalents and restricted investments available for sale	23,046	22,722
Investments available for sale	-	50,741
Accounts receivable, net	42,973	49,420
Inventories	77,842	80,427
Prepaid expenses and other current assets	3,418	5,028
Total current assets	176,570	240,054
PROPERTY, PLANT AND EQUIPMENT, NET	18,902	20,093
OTHER ASSETS
Intangible assets	11,547	18,352
Deferred income taxes	2,580	4,502
Other	4,436	10,102
Total other assets	18,563	32,956
	$214,035	$293,103

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit	$12,808	$6,113
Current portion of long-term debt	183	307
Trade accounts payable	13,650	20,881
Accrued income taxes payable	87	67
Accrued liabilities	14,256	17,720
Total current liabilities	40,984	45,088
OTHER LIABILITIES
Long-term debt	-	193
Other liabilities	8,121	14,508
Contingent purchase price	4,397	6,070
Total other liabilities	12,518	20,771
STOCKHOLDERS' EQUITY	160,533	227,244
	$214,035	$293,103

CONTACT:
K•Swiss Inc.
George Powlick, 818-706-5100
Chief Financial Officer